UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 3, 2017

Aviragen Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35285	59-1212264
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2500 Northwinds Parkway, Suite 100 Alpharetta, GA		30009
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (678) 221-3350

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 3, 2017 (the “Grant Date”), the executive officers of Aviragen Therapeutics, Inc. (the “Company”) named below (the “Executive Officers”) were granted stock options (the “Options”) under the Aviragen Therapeutics, Inc. 2016 Equity Incentive Plan (the “Plan”), as approved by the Compensation Committee of the Board of Directors (the “Compensation Committee”).

Awards of the Options to the Executive Officers were granted in the following amounts:

Recipient	Title	Option Grant
Joseph Patti	President & CEO	650,000
Mark Colonnese	Executive Vice President & CFO	400,000

 Thirty-three percent (33%) of the Options granted to each Executive Officer will vest six (6) months after the Grant Date and the remainder of the Options will vest monthly thereafter over the succeeding six months (the “Initial Vesting Terms”). If the Executive Officer’s position is eliminated and there is a Change of Control (as defined in the Plan) or the Executive Officer resigns for Good Reason (as defined in the applicable employment agreement), vesting will accelerate to 100% and such Executive Officer will have eighteen (18) months to exercise all vested Options. If there is no Change of Control and the Executive Officer’s position is eliminated, then vesting will accelerate to 100% and such Executive Officer will have eighteen (18) months to exercise all vested Options. If the Executive Officer’s position is not eliminated after the Change of Control transaction and it is not a resignation for Good Reason, the Initial Vesting Terms shall be applicable. If the employee resigns without Good Reason at any time after the Grant Date, the customary 90-day exercise period will be applicable with respect to any vested Options. The term of the Option is ten (10) years.

Item 8.01 Other Events

On April 4, 2017, Aviragen Therapeutics, Inc. issued a press release announcing a review of strategic alternatives and a corporate update. A copy of the press release is attached as Exhibit 99.1.

Item 9.01   Exhibits.

(d) The following exhibit is filed as part of this Current Report on Form 8-K.

Number	Description
99.1	Press release dated April 4, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Aviragen Therapeutics, Inc.

Date: April 4, 2017	/s/ Joseph M Patti
	Name:	Joseph M Patti
	Title:	Chief Executive Officer and President
(Duly Authorized Officer)

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press release dated April 4, 2017.